FIRST AMENDMENT TO DEPOSIT AGREEMENT
This FIRST AMENDMENT TO DEPOSIT AGREEMENT (this “First Amendment”) is made and entered into as of November 12, 2014 by and among Saul Centers, Inc., a Maryland corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Depositary.
WITNESSETH:
WHEREAS, effective as of February 6, 2013, the Company, the Depositary and all holders from time to time of Receipts entered into a Deposit Agreement (the “Deposit Agreement”) providing for the deposit of shares of the Company’s Preferred Stock (as defined therein) with the Depositary for the purposes set forth therein and for the issuance thereunder of the Receipts evidencing Depositary Shares representing a fractional interest in the Preferred Stock deposited;
WHEREAS, Section 6.01 of the Deposit Agreement provides that, subject to limited exceptions not applicable here, the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable; and
WHEREAS, the Company and the Depositary desire to amend the Deposit Agreement to reflect the issuance of an additional 16,000 shares of Preferred Stock and 1,600,000 Depositary Shares as of the date hereof and for the other purposes set forth herein;
NOW, THEREFORE, in consideration of the promises contained herein, it is agreed by and among the parties hereto as follows:
Section 1. Capitalized terms used but not defined in this First Amendment shall have the meanings given to them in the Deposit Agreement.
Section 2. Section 1.03 of the Deposit Agreement is hereby deleted in its entirety and replaced with the following:
“SECTION 1.03. “Articles Supplementary” shall mean , collectively, (i) the articles supplementary of the Company classifying 56,000 shares of preferred stock as 6.875% Series C Cumulative Redeemable Preferred Stock, filed with the Maryland State Department of Assessments and Taxation on February 6, 2013 establishing the Preferred Stock as a series of preferred stock of the Company, and (ii) the articles supplementary of the Company classifying an additional 16,000 shares of Preferred Stock and amending certain terms of the articles supplementary filed on February 6, 2013, filed with the Maryland State Department of Assessments and Taxation on November 10, 2014.”
Section 3. Concurrently with the execution of this First Amendment, the Company is delivering to the Depositary a certificate or certificates, registered in the name of DTC, or its designee, and evidencing 16,000 shares of Preferred Stock, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written letter of instruction of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Stock. The Depositary acknowledges receipt of the deposited Preferred Stock and related documentation and agrees to hold such deposited Preferred Stock in an account to be established by the Depositary at the Corporate Office or at such other office as the Depositary shall determine. The Company hereby appoints the Depositary as the Registrar and Transfer Agent for the Preferred Stock deposited hereunder and the Depositary hereby accepts such appointment and, as such, will reflect changes in the number of shares (including any fractional shares) of deposited Preferred Stock held by it by notation, book-entry or other appropriate method.

If required by the Depositary, Preferred Stock presented for deposit by the Company at any time, whether or not the register of stockholders of the Company is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, that will provide for the prompt transfer to the Depositary or its nominee of any distribution or right to subscribe for additional Preferred Stock or to receive other property that any person in whose name the Preferred Stock is or has been registered may thereafter receive upon or in respect of such deposited Preferred Stock, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.
Upon receipt by the Depositary of a certificate or certificates for Preferred Stock deposited hereunder, together with the other documents specified above, and upon registering such Preferred Stock in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 3 a Receipt or Receipts for the number of whole Depositary Shares representing the Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Corporate Office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated by such person.
The Preferred Stock and Receipts to be delivered pursuant to this Section 3 shall constitute Preferred Stock and Receipts under the Deposit Agreement and be subject to the same terms and conditions thereunder
Section 4. Counterparts. This First Amendment may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Deposit Agreement. Copies of this First Amendment shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Corporate Office and the respective offices of time Depositary’s Agents, if any, by any holder of a Receipt.
Section 5. Invalidity of Provisions. In case any one or more of the provisions contained in this First Amendment or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.
Section 6. Governing Law. This First Amendment and all rights hereunder and provisions hereof shall be governed by, and construed in accordance with, the law of the State of Maryland applicable to agreements made and to be performed in said State.
Section 7. Inspection of Deposit Agreement and Articles Supplementary. Copies of this First Amendment and the Articles Supplementary shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Corporate Office and the respective offices of the Depositary’s Agents, if any, by any holder of any Receipt.
Section 8. Headings. The headings of articles and sections in this First Amendment have been inserted for convenience only and are not to be regarded as a part of this First Amendment or to have any bearing upon the meaning or interpretation of any provision contained herein.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Saul Centers, Inc. and Continental Stock Transfer & Trust Company have caused this First Amendment to Deposit Agreement to be duly executed on their behalf as of the date first set forth above and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

SAUL CENTERS, INC.

By: /s/ Scott V. Schneider
Name: Scott V. Schneider
Title: Sr. Vice President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: /s/ Margaret Villani
Name: Margaret Villani
Title: Vice President